[Letterhead of Stikeman, Elliott]


March 31, 1999

Zemex Corporation
Canada Trust Tower
BCE Place
161 Bay Street, Suite 3750
Toronto, Ontario
CANADA M5J 2S1

     Re: Sale of Common Shares Pursuant to Registration Statement on Form S-8 Covering 1999 Stock Option Plan and 1999 Employee Stock Purchase Plan of Zemex Corporation

Ladies and Gentlemen:

         We have acted as counsel to Zemex Corporation (the "Company") in connection with the registration by the Company of 490,909 common shares (the "Shares"), described in the Registration Statement on Form S-8 of the Company being filed with the Securities and Exchange Commission concurrently herewith. The Shares may be issued by the Company pursuant to the 1999 Stock Option Plan and the 1999 Employee Stock Purchase Plan (the "Plans") of Zemex Corporation. In such connection we have examined certain corporate records and proceedings of the Company, including actions taken by the Company's Board of Directors in respect of the authorization and issuance of the Shares to meet the requirements of the Plan, and such other matters as we deemed appropriate.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated by the Plans, will be legally issued, fully paid and non-assessable shares in the capital stock of the Company.

         We hereby consent to be named in the Registration Statement and in the Prospectus constituting a part thereof, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as an exhibit to the aforesaid Registration Statement.

                                  Yours truly,

                                  /s/ Stikeman, Elliott

                                  STIKEMAN, ELLIOTT


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